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                                                                   EXHIBIT 10.17
                            SEPARATION AGREEMENT AND
                    GENERAL RELEASE AND CONSULTING AGREEMENT

    This Separation Agreement and General Release and Consulting Agreement ("Agreement") is made and entered into this 1st day of October, 1996, by and between CARL B. FRANCIS ("Francis") and TUFCO TECHNOLOGIES, INC. ("Tufco");

    WHEREAS, Francis has been employed by Tufco as President and Chief Executive Officer; and

    WHEREAS, Francis and Tufco mutually desire to conclude Francis' employment on an amicable basis; and

    WHEREAS, Francis and Tufco mutually desire to enter into a Consulting Agreement pursuant to which Francis will provide consulting services;

    IT IS HEREBY AGREED by and between Francis and Tufco as follows:

    1. Francis' employment with Tufco and all of its affiliated companies (collectively, "the Tufco Companies"), is terminated effective September 19, 1996 and, upon execution of this Agreement, and Francis will resign from any and all related positions with any Tufco Companies, including, without limitation, as a member of the Board of Directors of any Tufco Companies. The press release attached hereto as Exhibit "A" will announce Francis' departure.

    2. In full consideration of Francis' execution of this Agreement and his agreement to be legally bound by its terms, Tufco will:
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         a.  Pay Francis $200,000.00, less applicable deductions, as a bonus for performance in 1996;

         b. Enter into a consulting agreement with Francis whereby Francis shall perform consulting services for Tufco beginning on September 20, 1996 and ending on April 20, 1998 (the "Consulting Term");

         c. During the Consulting Term, Francis shall perform such consulting services as the Board or the then President of Tufco reasonably requests, at the times and on the occasions requested by Tufco. Tufco shall also reimburse Francis for any reasonable business expenses incurred on Tufco's behalf in connection with the performance of his services under this Paragraph. Francis shall perform such services as an independent contractor, not as an employee of Tufco and shall not have any authority to bind Tufco to any contracts or other obligations during the Consulting Tenn. During the Consulting Term, Francis shall at all times comply with all reasonable policies and procedures adopted by Tufco, including, without limitation, the procedures and policies adopted by Tufco regarding conflicts of interest and confidentiality of Tufco's business information;

         d. For all services rendered by Francis as a consultant to Tufco during the Consulting Term, Tufco shall pay Francis on the 19th of each month beginning October 19, 1996, the monthly compensation of $16,666.66, and $850 per month as a car allowance;

         e. During the Consulting Term, Francis shall be solely responsible for the payment of all federal, state and local taxes or contributions imposed or required by law that pertain to the compensation paid to Francis for the performance of consulting services. To the extent there are any tax consequences arising from the payments made by Tufco pursuant to this





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Paragraph, Francis shall be exclusively responsible for any payment of federal, state and local taxes. Francis will indemnify and hold harmless and defend
Tufco against any and all claims or liabilities that may be asserted by any governmental taxing authority, including payment of attorney's fees, charges, assessments, interest, penalties or liabilities arising out of or with respect to any tax liabilities relating to payment to Francis pursuant to this Paragraph.

         f. Nothing in this Agreement shall be construed to prevent the termination of the Consulting Term by Tufco prior to April 20, 1998. In the event of such a termination, Tufco shall pay to Francis all of the compensation set forth in Paragraph 2.d for the remainder of the Consulting Term, in installments as set out in Paragraph 2.d and thereafter Tufco shall have no further liability or obligation to Francis for compensation hereunder. Such termination shall be effective by notice thereof delivered by Tufco to Francis and provided in Paragraph 19.b.

    3. Francis, for and in consideration of the undertakings set forth in herein, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE Tufco and any and all other Tufco Companies individually and collectively, its and their respective officers, directors, employees and agents, and its and their predecessors, successors and assigns, heirs, executors and administrators, of and from any and all manner of actions and causes of actions, suits, debts, claims and demands whatsoever in law or in equity, which Francis ever had, now has, or hereafter may have, or which his heirs, executors or administrators hereafter may have by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Agreement and, particularly, but without limitation of the foregoing terms, any claims concerning or relating in any way to Francis' employment





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relationship and/or the termination of his employment relationship with Tufco and/or its component and/or affiliated corporate entities including, but not limited to, any claims which have been or could have been asserted, or could be asserted now or in the future against Tufco and/or its officers, directors, employees and agents including any claims arising under any and all federal, state or local statutory or common laws including, but not limited to, any claims arising under the Title VII of the Civil Rights Act of 1964, 42 U.S.C.
Section 2000e, Age Discrimination in Employment Act 29 U.S.C. Section 621 et seq., the Americans with Disabilities Act, 42 U.S.C. Section 12101, et seq., the Employee Retirement Income Security Act ("ERISA") and any and all other claims arising out of Francis' employment at Tufco, including any claims relating in any way to the Employment Agreement dated April 21, 1995 that was entered into between Francis and Tufco, and any claims for counsel fees and costs. Except as provided herein, it is expressly understood and agreed that this Agreement shall operate as a clear and unequivocal waiver by Francis of any claim for accrued or future wages, benefits or any other type of payment.

    4.   Francis hereby acknowledges the following:

         a. That his position with Tufco placed him in a position of confidence and trust with the prospective customers, customers and employees of Tufco and allowed him access to confidential or proprietary information of Tufco;

         b. That the type and periods of restrictions imposed by the covenants by this Separation Agreement and General Release are fair and reasonable and such restrictions will not prevent him from earning a livelihood;

         c. That the business of Tufco is, in general, a highly competitive business; and





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         d.  Having acknowledged the foregoing matters,

             (1) Francis, from the date this Agreement is executed until April 20, 2001, (the "Non-Competition Period"), shall not within the United States of America, Canada and Mexico, directly or indirectly, in any capacity, render his services, engage or have a financial interest in, any business that is competitive with any of those business activities in which Tufco shall have been engaged during his employment by it, including paper converting, mill roll converting, paper sheeting, slitting and rewinding paper rolls, facsimile rolls, and buying and reselling paper products, nor shall Francis assist any person or entity that is engaged in such business, including by making Tufco Information (defined below in Paragraph 3 d.(4)) available to any such person or entity. In addition, during the Non-Competition Period, Francis shall not directly or indirectly solicit or otherwise encourage any of Tufco's employees to terminate their employment with Tufco or Tufco Companies. If a court determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable law, including with respect to time or space, the court is hereby requested and authorized by the parties hereto to review the foregoing restrictions to include the maximum restrictions allowable under applicable law.

             (2) The terms of this Section shall apply to Francis and any persons or entities controlled by Francis, including any relative of Francis, corporation or other entity of which he is an officer, director or shareholder, or any other affiliate of Francis, to the same extent as if they were parties hereto, and Francis shall take whatever actions may be necessary to cause any such persons or entities to adhere to the terms of this Section.

             (3) All inventions, innovations, designs, ideas and product developments (collectively, the "Developments"), developed or conceived by Francis, solely or





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jointly with others, whether or not patentable or copyright table, at any time during his employment at Tufco or Tufco Companies, either as an employee or consultant, and that relate to the actual or planned business activities of Tufco or the Tufco Companies and all of Francis' right, title and interest therein, are, shall be, and shall remain, the exclusive property of Tufco or the Tufco Companies, as the case may be. Francis hereby assigns, transfers and conveys to Tufco all of his right, title and interest in and to any and all such Developments. As requested from time to time by the Board, Francis shall disclose fully, as soon as practicable and in writing, all Developments to the Board. At any time and from time to time, upon the request of any of the Board, Francis shall execute and deliver to Tufco any and all instruments, documents and papers, give evidence and do any and all other acts that, in the opinion of counsel for Tufco, are or may be necessary or desirable to document such transfer or to enable Tufco to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. Tufco will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse Francis for all reasonable expenses incurred by him in compliance with the provisions of this Section.

             (4) Francis has had and may have possession of or access to confidential information relating to the business of Tufco or the Tufco Companies, including writings, equipment, processes, drawings, reports, manuals, invention records, financial information, business plans, customer lists, the identity of or other facts relating to prospective





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customers, inventory lists, arrangements with suppliers and customers, computer programs, or other material embodying trade secrets, customer or product information or technical or business information of Tufco or the Tufco Companies. All such information, other than any information that is in the public domain through no act or omission of Francis or which he is authorized to disclose, is referred to collectively as the "Tufco Information." During and after the Non- Competition Period, Francis shall not (i) use or exploit in any manner the Tufco Information for himself or any person, partnership, association, corporation or other entity other than Tufco, (ii) remove any Tufco Information, or any reproduction thereof, from the possession or control of Tufco or (iii) treat Tufco Information otherwise than in a confidential manner.

             (5) All Tufco Information developed, created or maintained by Francis, alone or with others while employed by Tufco or the Tufco Companies, and all Tufco Information maintained by Francis hereafter, shall remain at all times the exclusive property of Tufco. Francis shall return to Tufco all Tufco Information, and reproductions thereof, whether prepared by him or others, that are in his possession upon execution of this Agreement.

             (6) If Francis is requested or required by law or judicial order to disclose any confidential or proprietary information, he shall provide Tufco with prompt notice of any such request for such information or requirement so that Tufco may seek an appropriate protective order or waiver of his compliance with the provisions of this clause. Francis will not oppose action by, and will cooperate with Tufco to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the confidential or proprietary information.





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             (7) Francis expressly acknowledges that the remedy at law for any breach of this Section will be inadequate and that upon any such breach or threatened breach, Tufco shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of Francis' obligations under these provisions without the necessity of proving the actual damage to Tufco or the inadequacy of a legal remedy. The rights conferred upon Tufco by the preceding sentence shall not be exclusive of, but shall be in addition to, any other rights or remedies which Tufco may have at law, in equity or otherwise.

    5. This Agreement does not affect, alter, amend or modify the terms of the Option Agreement dated June 1, 1995, between Tufco and Oasis Holding Trust;

    6. None of the payments to be made under this Agreement will become due until after the expiration of the seven (7) day revocation period set forth in Paragraph 18 of this Agreement and will never become due should Francis exercise his right to revoke this Agreement.

    7. Francis shall vacate his office in Tufco's Dallas location upon execution of this Agreement. Francis' office furniture will be stored in a vacant office in Tufco's Dallas location until November 22, 1996. Francis acknowledges and agrees that Tufco will be held harmless for any damage or loss to the furniture during this storage period.

    8. Upon execution of this Agreement, Tufco will permit Francis to remove his personal property items listed on Exhibit "B" attached hereto that are located in Tufco's Dallas office. Furthermore, Tufco will permit Francis to remove his personal papers contained in





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the file cabinet of his former Dallas office after a Tufco representative confirms that these are not Tufco-related items.

    9. Upon execution of this Agreement, Tufco shall sell to Francis at book value, those items listed on Exhibit "C" attached hereto.

    10. Within ten (10) business days of the execution of this Agreement Francis will either return to Tufco all of the items listed in Exhibit "D" to this Agreement or will remit to Tufco the original purchase price for these items, as indicated on Exhibit "D".

    11. Neither Tufco nor any of the Tufco Companies has, or will have, any obligation to provide Francis at any time in the future with any payments, benefits or considerations other than those recited in Paragraph 2 above, and the Employment Agreement between the parties, entered into April 21, 1995, is null and void.

    12. Neither Francis, nor any person, organization or other entity on his behalf, will file, charge, claim, sue or cause or permit to be filed, charged or claimed any action for legal or equitable relief (including damages, injunctive, declaratory, monetary or other relief) involving any matter related in any way whatsoever to his employment relationship or the termination of his employment relationship with Tufco or the Tufco Companies, or involving any continuing effects of any acts or practices which may have arisen or occurred during Francis' employment relationship or thereafter in connection with the termination of his employment relationship with Tufco or the Tufco Companies.

    13. Francis recognizes that his employment relationship with Tufco and the Tufco Companies has been permanently and irrevocably severed, and that neither Tufco nor the





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Tufco Companies has any obligation, contractual or otherwise, to hire, rehire, or reemploy him in the future.

    14. The parties' professional and personal reputations are important and should not be impaired by any party after this Agreement is executed. Francis will not publish any communications to any other person or entity that comments negatively on the professional reputation of Tufco or the Tufco Companies, or the professional or personal reputation of its officers, directors or management, and Tufco will not publish any communication to any person or entity outside of Tufco that comments negatively upon Francis' professional or personal reputation.

    15. Francis hereby certifies that he has read the terms of this Separation Agreement and General Release and Consulting Agreement, that he has discussed it with his attorney, and that he understands its terms and effects. Francis further acknowledges that he is executing this Separation Agreement and General Release and Consulting Agreement of his own volition, with a full understanding of its terms and effects, and with the intention of releasing all claims recited herein and complying with the terms of Paragraph 3, in exchange for the consideration described herein, which he acknowledges is adequate and satisfactory to him. Neither Tufco nor its agents, representatives, employees or attorneys have made any representations to Francis concerning the terms or effects of this Separation Agreement and General Release and Consulting Agreement other than those contained herein.

    16. Francis will not communicate or disclose the terms of this Separation Agreement and General Release and Consulting Agreement or the circumstances leading up to





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this Agreement as described herein, to any persons other than members of his immediate family, his attorney, accountant and/or tax consultant, state and federal tax authorities or other persons as may be required by law.

    17. If Francis dies during the term of this Agreement, Tufco shall continue to pay his executors, legal representatives or administrators the unpaid installments of his compensation set forth in Paragraph 2.d hereof, payable to the appropriate legal representatives. The provision of Paragraph 4 shall expressly survive in the event of Francis' death.

    18. Francis acknowledges that he has been informed that he has the right to consider this Agreement for a period of at least twenty-one (21) days prior to entering the Agreement. He also understands that he has the right to revoke this Agreement for a period of seven (7) days following his execution of the Agreement by giving written notice to Tufco. Such notice shall be effective upon receipt by Tufco.

    19.  General provisions.

         a. Governing Law. The terms of this Agreement shall be governed by the laws of the State of Texas;

         b. Notices. All notices required to be given under this Agreement shall be in writing and shall be deemed to have been given when personally delivered or when mailed by registered or certified mail, postage prepaid, return receipt requested, or when sent by Federal Express or other overnight delivery service, addressed as follows:





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    TO EMPLOYEE:

         Mr. Carl B. Francis
         c/o Roy J. True, Esquire
         True & Sewell, LLP
         88 Central, Ninth Floor
         Dallas, TX 75206

    TO TUFCO:

         Tufco Technologies, Inc.
         c/o Mr. Greg Wilemon, Chief Financial Officer
         4800 Simonton Road
         Dallas, TX 75244

                 and

         Tufco Technologies, Inc.
         c/o Mr. Robert J. Simon, Chairman
         Bradford Ventures, Ltd.
         1212 Avenue of the Americas
         Suite 1802
         New York, NY 10036

         c. Entire Agreement; Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. This Agreement may not be modified or amended in any way except in writing by the parties hereto.

         d. Waiver. No waiver of any breach of this Agreement shall be construed to be a waiver as to succeeding breaches.

         e. Severability. If any provision of this Agreement or application thereof to anyone under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable





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provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

    IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have hereunto duly executed this Agreement the date and year first written above.

ATTEST:                                          TUFCO TECHNOLOGIES, INC.

/s/ KATHY MANOS                                  By: /s/ [ILLEGIBLE]
---------------                                      --------------------------
                                                 TITLE CEO/Corporate Secretary

WITNESS:


/s/ [ILLEGIBLE]                                  /s/ CARL B. FRANCIS
---------------                                  --------------------------
                                                 CARL B. FRANCIS





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